Exhibit 99.1
R E L E A S E
Tekelec Receives Delisting Notice from NASDAQ
Morrisville, N.C. — March 23, 2006 — Tekelec (NASDAQ: TKLC) announced today that because of the previously announced late filing of its Form 10-K for the year ended December 31, 2005, it received on March 20, 2006 a notice from The Nasdaq Stock Market indicating that the Company’s common stock is subject to potential delisting from the Nasdaq National Market as a result of the Company’s failure to comply with Marketplace Rule 4310(c)(14). This listing standard requires the Company to make on a timely basis all filings with the Securities and Exchange Commission (“SEC”), as required by the Securities Exchange Act of 1934, as amended.
As previously announced in a press release and disclosed in a Form 8-K and Form 12b-25 filed with the SEC on March 17, 2006, the Company was unable to file its Form 10-K for the year ended December 31, 2005 by the prescribed due date of March 16, 2006. The Company also indicated in the Form 12b-25 that it would not file its 2005 Form 10-K by March 31, 2006, but is working expeditiously to file it as soon thereafter as possible.
Receipt of the delisting notice does not result in immediate delisting of the Company’s common stock, and the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel for review of the delisting determination. This request will automatically stay the delisting of the Company’s common stock pending the Panel’s review and decision. Until the Panel issues a decision and the expiration of any exception granted by the Panel, the Company’s common stock will continue to trade on the Nasdaq National Market. There can be no assurance, however, that the Panel will grant the Company’s request for continued listing or any such exception.
FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may not meet the Company’s expectations. As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the SEC, the Company’s future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company’s current expectations, in addition to those identified in its 2004 10-K and other SEC filings, include, among others, the impact on future operating results in the event of additional restatements or other adjustments in its historical consolidated financial statements beyond those described in the Company’s Current Reports on Form 8-K filed with the SEC on February 21, 2006 and March 17, 2006. Forward-looking statements in this press release regarding the listing of the Company’s common stock on The Nasdaq Stock Market are subject to risks and uncertainties which include, among other things, the Company’s ability to comply with applicable procedures and requirements of The Nasdaq Stock Market and determinations by the Nasdaq Staff and any Nasdaq Listing Qualifications Panel. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Tekelec
Tekelec is a leading developer of now and next-generation signaling and switching telecommunications solutions, business intelligence tools and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Morrisville, N.C., with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.
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CONTACT: Tekelec
Jim Chiafery, 919-461-6825
Director of Investor Relations
James.chiafery@tekelec.com